COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS FLORIDA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

               LEHMAN BROTHERS
 PERIOD            10-YEAR         DREYFUS FLORIDA
                  MUNICIPAL          INTERMEDIATE
                BOND INDEX *      MUNICIPAL BOND FUND

 1/21/92            10,000               10,000
12/31/92            10,869               10,935
12/31/93            12,257               12,339
12/31/94            11,672               11,732
12/31/95            13,676               13,373
12/31/96            14,297               13,821
12/31/97            15,618               14,699
12/31/98            16,674               15,431

*Source: Lehman Brothers